CONTACT:  Michael D. Witzeman

                 (513) 762-6714

VITAS Completes the Previously Announced Purchase of Assets of Covenant in Florida and Alabama

CINCINNATI, April 17, 2024 – VITAS Healthcare Corporation, a wholly-owned subsidiary of Chemed Corporation (“Chemed”) (NYSE: CHE) announced the completion of the previously announced purchase of all hospice operations and an assisted living facility from Covenant Health and Community Services, Inc. d/b/a/ Covenant Care (“Covenant”) for an aggregate purchase price of $85 million. The transaction is structured as an asset purchase.

Covenant’s hospice operations span the panhandle of Florida and Alabama, specifically including the Tallahassee, Marianna, Fort Walton Beach, Panama City, Crestview and Pensacola markets in Florida, and the Dothan and Mobile/Daphne markets in Alabama.

The transaction, which was announced on March 13, 2024, closed effective April 17, 2024.

Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries:  VITAS Healthcare and Roto-Rooter.  VITAS is the nation's largest provider of end-of-life hospice care and Roto-Rooter is the nation’s leading provider of plumbing and drain cleaning services.

Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance.  Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances.  Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward-looking statements.  Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

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